Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES ELECTION OF DANIEL F. SCHMITT TO THE BOARD OF DIRECTORS AND RETIREMENT OF THOMAS C. LOCKBURNER

JERSEY CITY, N.J. (May 9, 2012) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today announced that Daniel F. Schmitt was elected to the Board of Directors at the 2012 Annual Meeting for Stockholders. In addition, Thomas C. Lockburner has retired from the Board of Directors upon reaching the mandatory retirement age as set forth in the Company’s corporate governance guidelines.

Mr. Schmitt is a former partner at KPMG LLP and has more than 38 years of experience as a certified public accountant. He has substantial auditing and accounting experience in the financial services sector, having served as lead partner to numerous large, diversified financial services issuers. During his more than 29 years at KPMG, Mr. Schmitt also served on the National Professional Practice Committee and was an SEC Reviewing Partner.

“Dan is a tremendous addition to the board given his considerable experience as an accounting and auditing practitioner,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “While at KPMG, he provided counsel and directed teams servicing complex, global financial services clients. Dan is a consummate professional with the foresight and attention to detail needed in the current environment.”

Mr. Lockburner joined the Board of Directors in 2004 after more than 40 years at Deloitte & Touche LLP, where he was a partner specializing in the financial services and securities industries. As a Director at Knight, he served as Chairman of the Finance and Audit Committee and a Member of the Nominating and Corporate Governance Committee. Mr. Schmitt will assume Mr. Lockburner’s position as Chairman of the Finance and Audit Committee as well as join the Nominating and Corporate Governance Committee.

“I’m privileged to have represented the stockholders of Knight as an independent director for the past eight years,” said Mr. Lockburner. “During that period, the firm underwent a meaningful transformation and weathered the worst financial crisis of the past 80 years. I’m proud of the oversight provided by the board and wish my colleagues all the best.”

“On behalf of the board and management team at Knight, I extend our deepest appreciation for Tom’s service,” said Mr. Joyce. “His contributions over the years are too numerous to count. We will miss his presence and wish him well in all future endeavors.”

Biography

Daniel F. Schmitt

Director, Knight Capital Group, Inc.

Daniel F. Schmitt, 60, is a former partner at KPMG with substantial auditing and accounting experience in the financial services sector.

Prior to his retirement from KPMG in 2011, Mr. Schmitt was the Global Lead Audit Partner for Bank of NY Mellon. During his 29 years at the firm he served on the National Professional Practice Committee, as a SEC Reviewing Partner, and on the Area Leadership Team. In addition, Mr. Schmitt was the Area Professional Practice Partner for KPMG’s Northeast Area and Partner in charge of Risk Management/Professional Practice for KPMG’s Western Area. In all, he has more than 38 years’ experience as a certified public accountant working on financial reporting at large corporate issuers. He is a member of the American Institute of Certified Public Accountants.

Mr. Schmitt received a B.S. in accounting from Bryant University, formerly Bryant College, where he currently serves on the Board of Trustees and is a past Chairman of The Alumni Association and Member of the Accounting Department Advisory Board.

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About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including broker-dealers, institutions and corporations. Knight is headquartered in Jersey City, N.J. with a global presence across the Americas, Europe, and the Asia Pacific regions. For further information about Knight, please visit www.knight.com.

CONTACTS

Kara Fitzsimmons	Jonathan Mairs
Managing Director,	Director,
Media Relations	Corporate Communications
201-356-1523	& Investor Relations
kfitzsimmons@knight.com	201-356-1529
jmairs@knight.com